UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 17, 2008
TRIAD FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	333-126538 (Commission File Number)	33-0356705 (IRS Employer Identification No.)
7711 Center Avenue, Suite 100
Huntington Beach, California 92647
(Address of principal executive offices, including zip code)
(714) 373-8300
(Registrant’s telephone number, including area code)
n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 1.02 Termination of a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.
     On June 17, 2008, Triad Financial Corporation (the “Company”) entered into a $40.0 million unsecured promissory note with one of its indirect equity holders, Hunter’s Glen/ Ford Ltd., and an additional $40.0 million unsecured promissory note with other indirect equity holders, GTCR Fund VIII, L. P., GTCR Fund VIII/B, L.P. and GTCR Co-Invest II, L. P., to provide increased interim funding. These promissory notes will accrue interest at 15% and the interest shall be payable quarterly, on the last day of each March, June, September and December while the notes are outstanding. Each promissory note is due and payable the earlier of (1) three years of the date of its issuance, and (2) fourteen days after receipt of demand for payment and the entering into of comparable facilities with the lenders. These combined $80.0 million notes replaced the previous $49.5 million unsecured demand promissory note entered into by the Company with Hunter’s Glen / Ford Ltd. on May 11, 2008. The amounts outstanding under the $49.5 million promissory note were paid in full. That note bore interest at the rate of 20% per year. The lenders under the new $80.0 million promissory notes were also issued Class B Preferred Units in Triad Holdings, LLC (“Triad LLC”), the indirect parent of the Company. Triad LLC’s limited liability company agreement was amended to allow for the issuance of these units and also for an increase in the number of board of manager members at Triad LLC. Upon any liquidation or other distribution by Triad LLC, the holders of the Class B Preferred Units will be entitled to a first priority liquidation preference equal to $130 million less the aggregate amount of either cash or PIK interest paid to the lenders. In addition, the Stockholders Agreement, dated April 29, 2005, among Triad Holdings Inc., Triad LLC and other parties thereto also was amended to reflect an increase in the number of board of director members at Triad Holdings Inc. and the Company.
     On June 20, 2008, the Company agreed to sell its RoadLoans direct lending business to Santander Consumer USA Inc. (“Santander”). The sale is subject to customary closing conditions, including due diligence, and could be completed by September 1, 2008. During the period preceding the closing, loans originated by the Company’s RoadLoans division will be sold to Santander pursuant to a Funding and Services Agreement also executed June 20, 2008. The Company’s servicing activities will not be affected by these agreements.
Item 1.02 Termination of a Material Definitive Agreement.
     On June 20, 2008, the Company and certain of its subsidiaries satisfied all of their obligations under (1) the Warehouse Lending Agreement, dated as of April 29, 2005, among the Company, as originator and servicer, Triad Financial Warehouse Special Purpose LLC, as seller, Triad Automobile Receivables Warehouse Trust, as borrower, The Bank of New York (as successor-in-interest to JPMorgan Chase Bank, National Association), as collection account bank (the “Collection Account Bank”), and Citigroup Global Markets Realty Corp. (“CGMRC”), as lender (as amended from time to time, the “Warehouse Lending Agreement”), and (2) the Master Residual Loan Agreement, dated as of April 29, 2005, among Triad Financial Residual Special Purpose LLC (“Residual LLC”), as borrower, the Collection Account Bank and CGMRC, as lender (as amended from time to time, the “Residual Loan Agreement”). These obligations were satisfied from the proceeds of a whole loan sale of certain retail installment sales contracts to Santander.
     The parties to the Warehouse Lending Agreement and the Residual Loan Agreement executed a Termination Agreement governing the termination of both facilities. No early termination fees were incurred by the Company or any of its affiliates in connection with the payoff of these facilities. The Company had executed a Warehouse Affiliate Guarantee with respect to the Warehouse Lending Agreement and a Residual Affiliate Guarantee with respect to the Residual Loan Agreement, each dated April 29, 2005 (each of the Warehouse Affiliate Guarantee and the Residual Affiliate Guarantee being hereinafter referred to collectively as the “Guarantee”) under the terms of which it had guaranteed an amount equal to 10% of the amount outstanding at the time a draw, if any, was made, under such Guarantee. The Termination Agreement also terminated the Company’s obligations under the Guarantee.
     The warehouse facility provided up to $750 million of funding for automobile retail installment sales contract receivables originated or purchased by the Company that met certain eligibility requirements. The residual facility originally provided up to $125 million of funding for general corporate purposes.

     From time to time, CGMRC or its affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for Triad and its affiliates for which they have received, and will receive, customary fees and expenses.
     For termination of the $49.5 million unsecured promissory note the Company issued to Hunter’s Glen/ Ford Ltd., please see Item 1.01 above.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIAD FINANCIAL CORPORATION
Date: June 23, 2008	/s/ Timothy M. O’Connor
	Name:	Timothy M. O’Connor
	Title:	Senior Vice President